Exhibit 99.(k)(4)

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                             AUCTION AGENT AGREEMENT

                                     between

              THE MASSACHUSETTS HEALTH & EDUCATION TAX-EXEMPT TRUST

                                       and

                      DEUTSCHE BANK TRUST COMPANY AMERICAS

                           Dated as of August __, 2005

                                   Relating to

                            AUCTION PREFERRED SHARES

                                    ("APS"),

                                    Series B

                                       of

              THE MASSACHUSETTS HEALTH & EDUCATION TAX-EXEMPT TRUST

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      THIS AUCTION AGENT AGREEMENT, dated as of August __, 2005, is between THE
MASSACHUSETTS HEALTH & EDUCATION TAX-EXEMPT TRUST, a Massachusetts business trust (the "Company"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation ("Deutsche Bank").

      The Company proposes to duly authorize and issue 200 shares of Auction Preferred Shares, Series B (the "APS") with a par value of $.01 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared), pursuant to the Company's Certificate of Designation (as defined below). A separate Auction (as defined below) will be conducted for the APS and each series of Other APS (as defined below). The Company desires that Deutsche Bank perform certain duties as agent in connection with each Auction of APS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the APS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Company hereby appoints Deutsche Bank as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Auction Agent agree as follows:

I.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1.  Terms Defined by Reference to Certificate of Designation.

Capitalized terms not defined herein shall have the respective meanings specified in the Certificate of Designation.

      1.2.  Terms Defined Herein.

As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Affiliate" shall mean any Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, made known to the Auction Agent to be controlled by, in control of, or under common control with, the Company or its successors.

            (b) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

            (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

            (d) "Auction Agent Acceptance Fee" means an acceptance fee as set forth in a written agreement between the Auction Agent and the Company.

            (e) "Auction Agent Fee" means the fees, other than the Auction Agent Acceptance Fee, set forth in a written agreement signed by the Auction Agent and the Company.


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            (f) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Certificate of Designation.

            (g) "Authorized Officer" shall mean each Vice President, Assistant Vice President, and Associate of the Auction Agent assigned to its Trust and Securities Services, and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Company.

            (h) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

            (i) "Certificate of Designation" shall mean the Certificate of Vote of the Company, establishing the powers, preferences and rights of the APS, filed on August __, 2005 in the Office of the Secretary of the Commonwealth of Massachusetts.

            (j) "Company Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a written notice from the Company to the Auction Agent.

            (k) "Holder" shall be a holder of record of one or more APS, listed as such in the share register maintained by the Paying Agent pursuant to Section 4.6 hereof.

            (l) "Other APS" shall mean the Auction Preferred Shares, Series A, with a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), of the Company.

            (m) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

            (n) "Submission Deadline" shall mean 1:00 p.m., eastern time, on any Auction Date or such other time on any Auction Date by which the Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

            (o) "Submission Processing Deadline" shall mean the earlier of (i) 40 minutes after the Submission Deadline and (ii) the time when the Auction Agent begins to disseminate the results of the Auction to the Broker-Dealers.

            (p) "Submission Processing Representation" shall have the meaning specified in (Section 2.8) hereof.

      1.3.  Rules of Construction.

Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.


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            (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to Eastern time.

II.   THE AUCTION.

      2.1. Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

            (a) The Certificate of Designation provides that the Applicable Rate on the APS for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Company advises results from implementation of the Auction Procedures. The Board of Trustees of the Company has adopted a resolution appointing Deutsche Bank as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the APS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

            (b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent is, subject to its obligations as set forth in Section 6.1, authorized to perform its duties according to the terms hereof, and shall have no liability for so doing.

      2.2. Preparation for Each Auction; Maintenance of Registry of Existing Holders.

            (a) As of the date hereof, the Company shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep a list of Broker-Dealers with whom it has signed such Broker-Dealer Agreements, and shall endeavor to keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing the APS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Company shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Company shall cause to be delivered to the Auction Agent for execution by the


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            Auction Agent a Broker-Dealer Agreement signed by such
            Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

            (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of Paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

            (c) The provisions contained in Part I, Section 4 of the Certificate of Designation concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Company and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

            (d) (i) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Applicable Rate. If the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Company as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Company and the Broker-Dealers of the Reference Rate so determined and of the Maximum Applicable Rate.

                  (ii) If the Reference Rate is the applicable LIBOR Rate and such rate is to be based on rates supplied by LIBOR Dealers and one or more of the LIBOR Dealers shall not provide a quotation for the determination of the applicable LIBOR Rate, the Auction Agent promptly shall notify the Company so that the Company can determine whether to select a Substitute LIBOR Dealer or Substitute LIBOR Dealers to provide the quotation or quotations not being supplied by any LIBOR Dealer or LIBOR Dealers. The Company promptly shall advise the Auction Agent of any such selection. If the Company does not select any such Substitute LIBOR Dealer or Substitute LIBOR Dealers, then the rates shall be supplied by the remaining LIBOR Dealer or LIBOR Dealers.

                  (iii) If, after the date of this Agreement, there is any
            change in the prevailing rating of the APS by S&P (or Substitute Rating Agency or successor rating agency) referred to in the definition of the Maximum Applicable Rate, subject to the provisions of Part I, Section 15 of the Certificate of Designation, thereby resulting in any change in the corresponding applicable percentage or corresponding applicable spread for the APS, as set forth in said definition (the "Percentage or Spread"), the Company shall notify the Auction Agent in writing of such change in the Percentage or Spread prior to 9:00 A.M. on the Auction


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            Date for the APS next succeeding such change. The Percentage for the
            APS on the date of this Agreement is as specified in the definition of "Maximum Rate" in Part II of the Certificate of Designation. The Auction Agent shall be entitled to conclusively rely on the last Percentage or Spread of which it has received notice from the Company (or, in the absence of such notice, the Percentage or Spread set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(d)(i) hereof.

            (e) The Auction Agent shall maintain by series a current registry of the Existing Holders of the APS for purposes of each Auction. The Company shall use its best efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of APS, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any APS to another Person.

            (f) In the event of any partial redemption of any APS, upon notice by the Company to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the Auction preceding the date of redemption with respect to such APS being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of APS of each such Existing Holder, if any, to be redeemed by the Company, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of APS shown in the Auction Agent's registry of Existing Holders.

                  (i) The Auction Agent shall register a transfer of the
            ownership of APS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Company, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next


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            preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any APS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any APS and the seller failed to deliver such shares or (ii) sold any APS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

            (g) The Auction Agent may, but shall not be obligated, to request that the Broker-Dealers, as set forth in Section 2.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of any APS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (i) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (ii) it is advised by its counsel that its failure to do so would be unlawful or (iii) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

      2.3.  Auction Schedule.

      The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective. The Auction Agent will follow The Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise by the Company. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline will be 11:30 A.M. instead of 1:00 P.M. and as a result the notice of Auction results will occur at an earlier time.

                Time                                 Event
                ----                                 -----

      By 9:30 A.M.                      Auction Agent advises the Company and
                                        the Broker-Dealers of the Reference Rate and the Maximum Applicable Rate as set forth in Section 2.2(d)(i) hereof.

      9:30 A.M. - 1:00 P.M.             Broker-Dealers assemble information
                                        received from each Bidder (Existing
                                        Owners or Potential Owners) and any
                                        internally initiated Broker-Dealers'
                                        Bids in accordance with the Auction
                                        Procedures.

      Not later than Submission         Auction Agent accepts any Orders
      Processing Deadline               submitted subject to a Submission
                                        Processing Representation and makes
                                        determinations as provided in Part II,
                                        Section 3 of the Certificate of
                                        Designation. Auction Agent makes
                                        determinations pursuant to Part II,




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                Time                                 Event
                ----                                 -----

                                        Section 4(a) of the Certificate of
                                        Designation.

      By approximately 3:00 P.M.        Auction Agent advises the Company of the
                                        results of the Auction as provided in
                                        Part II, Section 4(b) of the Certificate of Designation.

                                        Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of APS allocated as provided in Part II, Section 5 of the Certificate of Designation.

      2.4.  Notice of Auction Results.

      On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or other mutually acceptable electronic means as set forth in Paragraph (a) of the Settlement Procedures. Unless instructed otherwise in writing by the Company, the Auction Agent is authorized to release the Applicable Rate determined as a result of the Auction for public dissemination.

      2.5.  Broker-Dealers.

            (a) Not later than 12:00 noon on each Auction Date, the Company shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a 7-Day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $50,000 times (D) the sum of the aggregate number of Outstanding APS for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Company and the Broker-Dealers pursuant to Section 2.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 2.5 of the Broker-Dealer Agreements and shall thereafter remit to the Company any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

            (b) The Company may designate an Affiliate or Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a Broker-Dealer.

            (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company.

            (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Company shall request.


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            (e) Subject to Section 2.2(a), the Auction Agent shall maintain a list of Broker-Dealers.

      2.6. Ownership of APS and Submission of Bids by the Company and its Affiliates.

      Neither the Company nor any Affiliate of the Company may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Company that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate of the Company becomes a Beneficial Owner of any APS. Any APS redeemed, purchased or otherwise acquired (i) by the Company shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Company). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

      2.7.  Access to and Maintenance of Auction Records.

      The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Company to maintain such records for such longer period not in excess of four years, then for such longer period which shall not be in excess of four years), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Company agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7, provided that the Company reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Company. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel. The Auction Agent shall have no liability in connection with allowing access to the Company's books, records, documents and other information pursuant to the terms of this Section 2.7 to the Company, its agents, independent public accountants and counsel.

      2.8 Submission Processing Representation.

      Broker-Dealers may submit an Order after the Submission Deadline and prior to the Submission Processing Deadline if the Order was (i) received by the Broker-Dealer from Existing Owners or Potential Owners prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline. Each Order submitted to the Auction Agent after the Submission Deadline and prior to the Submission Processing Deadline shall constitute a representation by the Broker-Dealer that such Order was (i) received from an Existing Owner or Potential Owner prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline (the "Submission Processing Representation").

III.  THE AUCTION AGENT AS PAYING AGENT.


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3.1. The Paying Agent.

      The Board of Trustees of the Company has adopted a resolution appointing Deutsche Bank Trust Company Americas as transfer agent, registrar, dividend disbursing agent and redemption agent for the Company in connection with the APS (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Certificate of Designation which are specified herein with respect to the APS and as set forth in this Section 3.

      3.2.  The Company's Notices to the Paying Agent.

      Whenever any APS are to be redeemed, the Company promptly shall deliver to the Paying Agent a Notice of Redemption upon the terms set forth in Section 4(c) of the Certificate of Designation, which will be mailed by the Company to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Certificate of Designation. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

      3.3.  The Company to Provide Funds for Dividends and Redemptions.

            (a) Not later than noon on each Dividend Payment Date, the Company shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

            (b) If the Company shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Company shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such shares of APS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of APS called for redemption upon surrender of the certificate or certificates therefor.

      3.4.  Disbursing Dividends and Redemption Price.

      After receipt of the Federal Funds or similar same-day funds and instructions from the Company described in Sections 3.3(a) and (b) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the APS and (ii) on any date fixed for redemption, the redemption price of any APS called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Company as set forth in Part I, Section 2 of the Certificate of Designation. The redemption price to be paid by the Paying Agent to the Holders of any APS called for redemption will be determined as set forth in Part I, Section 3 of the Certificate of Designation. The Company shall notify the Paying Agent in writing of a decision to redeem any APS on or prior to the date specified in Section 3.2 above, and such notice by the Company to the Paying Agent shall contain the information required to be stated in a Notice of Redemption


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required to be mailed by the Company to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely conclusively on the amount thereof set forth in a Notice of Redemption.

IV.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

      4.1.  Original Issue of Share Certificates.

      On the Date of Original Issue for any APS, one certificate for the APS shall be issued by the Company and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent. The Company will give the Auction Agent prior written notice and instruction as to the issuance and redemption of APS.

      4.2.  Registration of Transfer or Exchange of Shares.

      Except as provided in this Section 4.2, the APS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Company shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the APS, at the Company's request and expense, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes.

      4.3.  Removal of Legend.

      Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing APS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Company Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

      4.4.  Lost, Stolen or Destroyed Share Certificates.

      The Paying Agent shall issue, at the Holder's expense, and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Company and by the Paying Agent, subject at all times to provisions of law, the By-Laws of the Company governing such matters and resolutions adopted by the Company with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Paying Agent to issue a replacement or new certificate pursuant to this Section
4.4 shall be deemed to be a representation and warranty by the Company to the Paying

Agent that such issuance will comply with provisions of applicable law and the By-Laws and resolutions of the Company.

      4.5.  Disposition of Canceled Certificates; Record Retention.

      The Paying Agent shall retain share certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Company, shall afford to the Company, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Company at any time during this two-year period, the Paying Agent shall deliver to the Company the canceled certificates and accompanying documentation. The Company, at its expense, shall retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Company and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Company also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at their principal office or at any regional office, complete, correct and current hard copies of any and all such records.

      4.6.  Share Register.

      The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Company in the possession of the Paying Agent, the Paying Agent will notify the Company and secure instructions as to permitting or refusing such inspection; provided, however, that the Auction Agent reserves the right and is authorized to permit such inspection if (i) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (ii) it is advised by its counsel that its failure to do so would be unlawful or (iii) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

      4.7.  Return of Funds.

      Any funds deposited with the Paying Agent by the Company for any reason under this Agreement, including for the payment of dividends or the redemption of any APS, that remain with the Paying Agent after 12 months shall be repaid to the Company upon written request by the Company.

V.    REPRESENTATIONS AND WARRANTIES.

      5.1.  Representations and Warranties of the Company.

      The Company represents and warrants to the Auction Agent that:

                  (i) the Company is a duly organized and validly existing trust in good standing under the laws of The Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the APS;

                  (ii) the Company is registered with the Securities and
            Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                  (iv) the forms of the certificates evidencing the APS comply with all applicable laws of The Commonwealth of Massachusetts;

                  (v) the APS have been duly and validly authorized by the
            Company and, upon completion of the initial sale of the APS and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

                  (vi) at the time of the offering of the APS, the shares
            offered will be registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the APS, except such action as required by applicable state securities laws, all of which action will have been taken;

                  (vii) the execution and delivery of this Agreement and the issuance and delivery of the APS do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust, Certificate of Designation or the By-Laws of the Company, any law or regulation applicable to the Company, any order or decree of any court or public authority having jurisdiction over the Company, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound; and

                  (viii) no taxes are payable upon or in respect of the
            execution of this Agreement or will be payable upon or in respect of the issuance of the APS.

      5.2.  Representations and Warranties of the Auction Agent.

      The Auction Agent represents and warrants to the Company that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York, and has the corporate power to enter into and perform its obligations under this Agreement.

      The Auction Agent represents and warrants to the Company that:

                  (i) this Agreement has been duly and validly authorized,
            executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI.   THE AUCTION AGENT.

      6.1.  Duties and Responsibilities.

            (a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any Person except as specifically provided by this Agreement. The Auction Agent owes no duties to any person other than the Company by reason of this Agreement.

            (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

            (c) In the absence of willful misconduct or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in the absence of willful misconduct unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

            (d) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires, floods; wars; civil or military disturbances; sabotage; acts of war or terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes (including, without limitation, strikes or work stoppages); acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

      6.2.  Rights of the Auction Agent.

            (a) The Auction Agent may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication or by other electronic means acceptable to the parties authorized hereby which the Auction Agent believes in good faith to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or with both.

            (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

            (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

            (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

            (e) The Auction Agent shall have no obligation or liability with respect to the registration or exemption therefrom of the APS under the federal or state securities laws or with respect to the sufficiency or the conformity of any transfer of the APS to the terms of the Auction Agreement, the Broker-Dealer Agreements, the APS or any other document contemplated thereby.

      6.3.  Auction Agent's Disclaimer.

      The Auction Agent makes no representation as to the validity or the adequacy of the Broker-Dealer Agreements or the APS.

      6.4.  Compensation, Expenses and Indemnification.

            (a) The Company shall pay to the Auction Agent reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be agreed by the Auction Agent and the Company from time to time as shall be set forth in a separate writing signed by the Company and the Auction Agent, subject to adjustments if the APS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

            (b) The Company shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or willful misconduct.

            (c) The Company shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on its part arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or willful misconduct.

VII.  MISCELLANEOUS.

      7.1.  Term of Agreement.

            (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Company may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any APS remain outstanding the Company shall have entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Company on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent resigns while any APS remain outstanding, the Company shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

            (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Company's request, deliver promptly to the Company copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Company, transfer promptly to the Company or to any successor auction agent any funds deposited by the Company with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

            (c) If the APS shall no longer settle through an electronic book entry system, the Auction Agent (but not necessarily the Paying Agent) shall cease to perform its duties hereunder, and under any Broker-Dealer Agreement.

      7.2.  Communications.

      Except for (i) communications authorized to be made by telephone (or by other electronic means acceptable to the parties) pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

      If to the Company,                THE MASSACHUSETTS HEALTH &
      addressed to:                     EDUCATION TAX-EXEMPT TRUST
                                        800 Scudders Mill Road
                                        Plainsboro, New Jersey 08536

                                        Attention:  Treasurer
                                        Telephone No.: (609) 282-2800
                                        Telecopier No.: (609) 282-3472

      If to the Auction                 Deutsche Bank Trust Company Americas
      Agent, addressed to:              Trust and Securities Services
                                        60 Wall Street, 27th Floor
                                        New York, New York 10005

                                        Attention: Auction Rate Securities
                                        Telephone No.: (212) 250-6645
                                        Telecopier No.: (212) 797-8600

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

      7.3.  Entire Agreement.

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

      7.4.  Benefits.

      Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

      7.5.  Amendment; Waiver.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Company shall notify the Auction Agent of any change in the Certificate of Designation prior to the effective date of any such change. If any such change in the Certificate of Designation materially increases the Auction Agent's obligations hereunder, the Company shall obtain the written consent to the Auction Agent prior to the effective date of such change.

            (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      7.6.  Successors and Assigns.

      This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Company and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

      7.7.  Severability.

      If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

      7.8.  Execution in Counterparts.

      This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      7.9.  Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

      7.10. Personal Liability.

      The Declaration of Company organizing The Massachusetts Health & Education Tax-Exempt Trust, dated April 20, 1993, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "The Massachusetts Health & Education Tax-Exempt Trust" refers to the

Trustees under the Declaration collectively as Trustees, but not as individuals personally; and no Trustee, shareholder, officer, employee or agent of the Company shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Company, but the "Trust Property" only shall be liable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                            THE MASSACHUSETTS HEALTH & EDUCATION
                                            TAX-EXEMPT TRUST

                                            By: ________________________________
                                                  Name:
                                                  Title:

                                            DEUTSCHE BANK TRUST COMPANY AMERICAS

                                            By: ________________________________
                                                  Name:
                                                  Title:

                                            By: ________________________________
                                                  Name:
                                                  Title: